UMPQUA HOLDINGS CORPORATION
EMPLOYMENT AGREEMENT
FOR

TORY NIXON

Dated as of November 23, 2015

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into by and between Umpqua Bank (“Umpqua”) and Tory Nixon (“Officer”) effective as of November 23, 2015.
1.PURPOSE AND DURATION OF AGREEMENT. This purpose of this Agreement is to set forth the terms of Officer’s employment with Umpqua and to provide Officer with certain benefits where Officer’s employment is terminated. Unless sooner terminated as set forth below, and except as set forth in Section 22.3, this Agreement shall expire on December 31, 2020.
2.EMPLOYMENT. Umpqua shall employ Officer, and Officer hereby accepts that employment on the terms and conditions contained in this Agreement.
3.NO TERM OF EMPLOYMENT. Notwithstanding the term of this Agreement, Umpqua or Officer may terminate Officer’s employment at will, at any time for any lawful reason, or for no reason at all, subject to the provisions of this Agreement.
4.DUTIES; POSITION.
4.1.    Position. Officer shall be employed as Executive Vice President/Commercial Banking and will perform such duties as may be designated by Umpqua’s President/Commercial Banking, to whom Officer will directly report (the “Supervisor”). Officer’s primary office location will be One SW Columbia Street, Suite 1200, Portland, Oregon.
4.2.    Obligations of Officer.
(a)Officer agrees that to the best of Officer’s ability and experience, Officer will at all times loyally and conscientiously perform all of the duties and obligations required of Officer pursuant to the express and implicit terms of this Agreement and as directed by the Supervisor or Umpqua’s Board of Directors (the “Board”).
(b)Officer shall devote Officer’s entire working time, attention, and efforts to Umpqua’s business and affairs, shall faithfully and diligently serve Umpqua’s interests and shall not engage in any business or employment activity that is not on Umpqua’s behalf (whether or not pursued for gain or profit) except for (i) activities approved in writing in advance by Umpqua and (ii) passive investments that do not involve Officer providing any advice or services to the businesses in which the investments are made.
5.COMPENSATION.
5.1.    Base Salary. For services performed under this Agreement, Officer shall be entitled to $34,583.33 per month ($415,000 on annualized basis) (as in effect from time to time, the “Base Salary”), which Umpqua may increase in its sole discretion.
5.2.    Benefits. Commencing with the fiscal year of Umpqua in which the Effective Date occurs, Officer shall be entitled to participate, under the terms of the respective plans and subject to periodic plan changes, in Umpqua’s group health benefit package, long-term disability and life insurance, 401(k) plan, and such other compensation or benefits as approved by the Board. Officer shall be entitled to four weeks of vacation per year. Officer shall be entitled to participate in Umpqua’s annual Senior Manager Incentive Compensation Plan with a target annual bonus opportunity of 70% of Officer’s annual Base Salary, subject to the terms of such plan as revised from time to time. For fiscal year 2015, Officer’s participation in the Senior Manager Incentive Compensation Plan shall be pro-rated, but with a minimum payout of $40,000.
5.3.    Signing Bonus. Umpqua will pay Officer a new hire bonus of $100,000 within 30 days of commencement of employment (the “New Hire Bonus”) and an additional $60,000 on the earlier of (i) July 1, 2016 or (ii) the closing of the purchase of Officer’s residence in the Portland, Oregon metropolitan area (the “Additional Payment”); provided, however, if Officer’s employment terminates due to a voluntary resignation within 24 months of the date of either payment, Officer shall repay a prorated amount (based on the date of termination) of such payment. For example, if Officer voluntarily resigns twelve months after the date of payment of the New Hire Bonus and six months after the date of payment of the Additional Payment, Officer would repay to Umpqua $95,000 (one-half of the New Hire Bonus equal to $50,000 and three-fourths of the Additional Payment equal to $45,000).
5.4.    Equity Compensation. Officer will receive a restricted stock award of 25,000 shares from the CEO’s discretionary pool subject to the terms of Umpqua 2013 Incentive Plan and standard Restricted Stock Award Agreement with the following vesting schedule: 8,333 shares on the first anniversary of the effective date of this Agreement; 8,333 shares on the second anniversary of the effective date of this Agreement; and 8,334 shares on the third anniversary of the effective date of this Agreement. Beginning in 2016, Officer will be considered for future annual discretionary stock awards.
5.5.    Relocation. Relocation assistance will be provided pursuant to the terms attached to the Officer’s offer letter accepted October 28, 2015, and such terms, including repayment terms, are incorporated herein by reference.
6.TERMINATION. Officer’s employment may be terminated before the expiration of this Agreement as described in this Section 6, in which event Officer’s compensation and benefits shall terminate except as otherwise provided in this Agreement.
6.1.    For Cause. Upon Umpqua’s termination of Officer’s employment for Cause (as defined in Section 7.1) (“Termination For Cause”).
6.2.    Without Cause. Upon Umpqua’s termination of employment of Officer without Cause, with or without notice, at any time in Umpqua’s sole discretion, for any reason (other than for Cause, death, or Disability) or for no reason (“Termination Without Cause”).
6.3.    For Good Reason. Upon Officer’s termination of employment for Good Reason (as defined in Section 7.2) (“Termination For Good Reason”).

6.4.    Death or Disability. Upon Officer’s death or Disability (as defined in Section 7.3).
6.5.    Resignation. Upon Officer’s Termination upon Resignation (as defined in Section 7.5).
7.DEFINITIONS.
7.1.    Cause. For the purposes of this Agreement, “Cause” for Officer’s termination will exist upon the occurrence of one or more of the following events:
(a)Dishonest or fraudulent conduct by Officer with respect to the performance of Officer’s duties with Umpqua;
(b)Conduct by Officer that materially discredits Umpqua or any of its affiliates or is materially detrimental to the reputation of Umpqua or any of its affiliates, including but not limited to conviction or a plea of nolo contendere of Officer of a felony or crime involving moral turpitude;
(c)Officer’s willful misconduct or gross negligence in performance of Officer’s duties under this Agreement, including but not limited to Officer’s refusal to comply in any material respect with the legal directives of the Board or the Supervisor, if such misconduct or negligence has not been remedied or is not being remedied to Umpqua’s reasonable satisfaction within 30 days after written notice, including a detailed description of the misconduct or negligence, has been delivered to Officer;
(d)An order or directive from a state or federal banking regulatory agency requesting or requiring removal of Officer or a finding by any such agency that Officer’s performance threatens the safety or soundness of Umpqua or any of its affiliates; or
(e)A material breach of Officer’s fiduciary duties to Umpqua if such breach has not been remedied or is not being remedied to Umpqua’s reasonable satisfaction within 30 days after written notice, including a detailed description of the breach, has been delivered to Officer.
7.2.    Good Reason. For purposes of this Agreement, “Good Reason” for Officer’s termination of employment will exist upon the occurrence of one or more of the following events, without Officer’s consent, if Officer has informed Umpqua in writing of the circumstances described below in this Section 7.2 that could give rise to termination for Good Reason within 30 days following the initial existence of such circumstances and Umpqua has not removed such circumstances within 60 days of the written notice (or notified Officer that Umpqua disputes that such circumstances qualify as Good Reason):
(a)A material reduction of Officer’s Base Salary, unless the reduction is in connection with, and commensurate with, reductions in the salaries of all or substantially all senior officers of Umpqua; or

(b)A requirement for Officer to relocate to a facility or location more than 30 miles from Officer’s currently designated work location in Portland, Oregon.
In the event that the condition constituting Good Reason is not timely remedied, Officer must terminate his employment, if at all, within 60 following the end of the cure period for such termination to constitute a Termination For Good Reason.
7.3.    Disability. For purposes of this Agreement, “Disability” means that (a) Officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) Officer is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of Umpqua.
7.4.    Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when any of the following events take place:
(a)Any person (including any individual or entity), or persons acting in concert, become(s) the beneficial owner of voting shares representing 50% or more of Umpqua;
(b)A majority of the Board is removed from office by a vote of Umpqua’s shareholders over the recommendation of the Board then serving; or
(c)Umpqua is a party to a plan of merger or plan of exchange and upon consummation of such plan, the shareholders of Umpqua immediately prior to the transaction do not own or continue to own (i) at least 40% of the shares of the surviving company (if the then current CEO of Umpqua continues as CEO of the surviving organization) or (ii) at least a majority of the shares of the surviving organization (if the then current CEO of Umpqua does not continue as CEO of the surviving organization).
7.5.    Resignation. For purposes of this Agreement, “Termination Upon Resignation” shall mean that Officer has given Umpqua 60 days prior written notice of the date of his resignation or retirement, and Officer terminates his employment on such date, provided, however, that no event listed above under the definition of “Cause” exists at the time of such notice through the proposed date of Termination Upon Resignation.
8.PAYMENT UPON TERMINATION. Upon termination of Officer’s employment for any of the reasons set forth in Section 6 above, Officer will receive payment for all Base Salary and benefits earned (and payable under the terms of any applicable plan) as of the date of Officer’s termination (“Earned Compensation”), which shall be paid by the end of the business day following termination or sooner if required by applicable law.
9.SEVERANCE BENEFIT. In the event of Termination Without Cause or Termination for Good Reason, in addition to receiving Earned Compensation, Officer will receive a severance benefit equal to the greater of (a) six months Base Salary, based on Officer’s Base Salary just prior to termination or (b) two weeks Base Salary for every year of employment with Umpqua (the “Severance Benefit”). Subject to Section 12.3 below, the Severance Benefit shall be paid in equal installments over the number of months of continued Base Salary, starting on the next regular payday following termination. Receipt of the Severance Benefit is conditioned on Officer having executed the Separation and Release Agreement in substantially the form attached hereto as Exhibit A (the “Separation Agreement”) and the revocation period having expired without Officer having revoked the Separation Agreement. Receipt and continued receipt of the Severance Benefit is further conditioned on Officer not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.
10.CHANGE IN CONTROL BENEFIT. After announcement of a proposed Change in Control and for a period continuing for one year following the Change in Control, in the event of Termination Without Cause or Termination For Good Reason, instead of receiving the Severance Benefit set forth in Section 9 above, Officer shall be entitled to receive 12 months Base Salary, based on Officer’s Base Salary just prior to the termination of employment, as well as 100% of the incentive compensation Officer received for services performed in the previous year (the aforementioned Base Salary and incentive are collectively referred to as the “Change in Control Benefit”). Subject to Section 12.3 below, the Change in Control Benefit shall be paid in equal installments over 12 months, starting on the next regular payday following termination. Receipt of the Change in Control Benefit is conditioned on Officer having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Officer having revoked the Separation Agreement. Receipt and continued receipt of the Change in Control Benefit is further conditioned on Officer not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.
11.MITIGATION. Officer shall not be required to mitigate the amount of any payments under Section 9 or Section 10 (whether by seeking new employment or otherwise) and no such payment shall be reduced by earnings that Officer may receive from any other source, provided, however, that the provisions of Section 14.2 related to forfeiture of payments under certain circumstances remain applicable.
12.LIMITATION ON BENEFITS.
12.1.    Code Section 280G Adjustment. If the benefit payments under this Agreement, either alone or together with other payments to which Officer is entitled to receive from Umpqua, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the benefit payments pursuant to the foregoing provisions, shall be made by mutual agreement of Umpqua and Officer or if no agreement is possible, by Umpqua’s accountants.

12.2.    Limitation on Severance or Change in Control Benefit. Notwithstanding any other provision in this Agreement, Umpqua shall make no payment of any benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”) as the same may be amended from time to time, and if such payment is so prohibited, Umpqua shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.
12.3.    Code Section 409A.
(a)It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A of the Code or an exemption thereto. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Officer pursuant to Section 409A of the Code. In the event the payment of nonqualified deferred compensation subject to Section 409A of the Code is contingent on execution of a release of claims and the designated period to execute the release of claims crosses two taxable years, payment of such nonqualified deferred compensation shall be made in the second taxable year. In no event may Officer, directly or indirectly, designate the calendar year of any payment under this Agreement.
(b)Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Officer’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)Notwithstanding any other provision of this Agreement to the contrary, if Officer is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by Umpqua as in effect on the date of Officer’s separation from service (as determined in accordance with Section 409A of the Code)), any payment that constitutes nonqualified deferred compensation within the meaning of

Section 409A of the Code that is otherwise due to Officer under this Agreement during the six‑month period immediately following Officer’s separation from service on account of Officer’s separation from service shall be accumulated and paid to Officer on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Officer dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid either to Officer’s beneficiary or the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Officer’s death.
(d)Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of Officer’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).
13.EXECUTIVE SEVERANCE PLAN.
13.1.    In General. Those provisions of this Agreement (including this Section) related to the Severance Benefit set forth in Section 9 and Change in Control Benefit set forth in Section 10 constitute part of the terms of the Umpqua Holdings Corporation Executive Severance Plan (the “Executive Severance Plan”) with respect to Officer, and such terms and the general terms of the Executive Severance Plan, if any, established by Umpqua shall comprise the entirety of the Executive Severance Plan as it applies to Officer. Umpqua intends for the Plan to be considered a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act (“ERISA”), and a plan which is unfunded and maintained by Umpqua solely for the purpose of providing benefits for a select group of management or highly compensated employees within the meaning of ERISA Regulation Section 2520.104-24. A copy of the Executive Severance Plan (if an Executive Severance Plan separate from or in addition to the terms of this Section 13 is established) will be furnished to Officer upon request.
13.2.    Administration of Executive Severance Plan. Umpqua’s Chief Executive Officer and Human Resources (Associate Relations) Director are each plan administrators (the “Plan Administrator”) of the Executive Severance Plan, and the Plan Administrator shall have the discretionary authority to administer and construe the terms of the Executive Severance Plan, including the authority to decide if Officer is entitled to the Severance Benefit or Change in Control Benefit, and the authority to determine if there is Termination For Cause or Termination For Good Reason.
13.3.    Claims Procedures. Officer may file a claim for a payment under the Executive Severance Plan by filing a written request for such a payment with the Plan Administrator. If the Plan Administrator prescribes a form for such a claim, the claim must be filed on such form. The claim should be sent to the attention of the Plan Administrator of the Executive Severance Plan at the address set forth for Umpqua in Section 20.
If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify Officer within 90 days of the Plan Administrator’s receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time is required, written notice of the extension shall be furnished to Officer prior to the termination of the initial 90-day period. Such extension notice shall indicate the special circumstances and the date by which the Plan Administrator expects to issue a determination with respect to the claim. The period of the extension will not exceed 90 days beyond the termination of the original 90-day period. If the Plan Administrator does not provide written notice, Officer may deem the claim denied and seek review according to the appeals procedures set forth below.
The notice of denial of Officer’s claim shall state:
a.    the specific reasons for the denial;
b.    specific references to pertinent provisions of the Executive Severance Plan on which the denial was based;
c.    a description of any additional material or information needed for Officer to perfect his or her claim and an explanation of why the material or information is needed; and
d.    a statement (1) that Officer may request a review upon written application to the Plan Administrator, review or receive (free of charge) pertinent Plan documents and records, and submit issues and comments in writing, (2) that any appeal that Officer wishes to make of the adverse determination must be in writing to the Plan Administrator within 60 days after Officer receives notice of denial of benefits, and (3) that Officer may bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review.
The notice of denial of benefits shall specify that Officer must forward any appeal to the Plan Administrator at the address provided in such notice. The notice may state that failure to appeal the action to the Plan Administrator in writing within the 60 day period will render the determination final, binding and conclusive.
If Officer appeals to the Plan Administrator, Officer may submit in writing whatever issues and comments he or she believes to be pertinent. The Plan Administrator shall reexamine all facts related to the appeal and make a final determination about whether the denial of benefits is justified under the circumstances. The Plan Administrator shall advise Officer in writing of:
a.    its decision on appeal;
b.    the specific reasons for the decision;
c.    the specific provisions of the Plan on which the decision is based; and
d.    Officer’s right to receive, upon request and free of charge, reasonable access to, and copies of, all relevant documents and records.
Notice of the Plan Administrator’s decision shall be given within 60 days of Officer’s written request for review, unless additional time is required due to special circumstances. In no event shall the Plan Administrator render a decision on an appeal later than 120 days after receiving a request for a review. If the Plan Administrator fails to provide a decision with respect to Officer’s appeal within the 60 (or, if applicable, 120) day period Officer may deem his or her appeal denied and may pursue the arbitration remedy set forth below.
In the event that Officer fails to pursue his or her administrative remedies as set forth above within the specified periods, he or she shall have no further right to the benefits subject to his or her claim and agrees by executing this Agreement that he or she shall have no right to pursue such claim in arbitration or in a court of law.
For purposes of this Claims Procedure under the Executive Severance Plan, Officer may act through a representative authorized in writing to act on his or her behalf, provided that such authorization is furnished to the Plan Administrator.
In the event that Umpqua denies Officer’s appeal of the denial of his or her claim, in whole or in part, Umpqua and Officer’s may agree to submit the Plan Administrator’s decision to binding arbitration in lieu of Officer’s right to pursue his or her claim in any court of law.

14.NONCOMPETITION.
14.1.    Competition Restriction. During Officer’s employment with Umpqua and its affiliates and for the period of time in which Officer is entitled to payment of the Severance Benefit or Change in Control Benefit, Officer shall not engage in any activity as an officer, director, owner (except for an ownership of less than 3% of any publicly traded security), employee, consultant, or otherwise of a financial services company (or, to Officer’s knowledge, proposed to be) in competition with Umpqua or its affiliates with an office or doing business within 50 miles of any office or branch of Umpqua or of any of its affiliates in existence at the time of termination of Officer’s employment.
14.2.    Breach. Notwithstanding any other provision of this Agreement, in the event that Officer breaches any of the restrictive covenants contained in Section 14.1, Officer shall forfeit, and Umpqua and its affiliates shall be immediately released of their obligation to pay or provide, any unpaid Severance Benefit or Change in Control Benefit, and Officer shall be required to immediately return any compensation already paid in respect thereof.
14.3.    Subsequent Employer Notification. Officer agrees to give Umpqua, at the time of termination of employment, a declaration under penalty of perjury of the name of Officer’s new employer, if known, or if not known, that Officer’s subsequent employer is not known. Officer further agrees to disclose to Umpqua, during the period of payment of the Severance Benefit or Change in Control Benefit, the name of any subsequent employer, wherever located and regardless of whether such employer is a competitor of Umpqua.

14.4.    Acknowledgment of Notice. Officer acknowledges that he or she was informed in writing received at least two weeks before the first day of employment that a non-competition agreement is required as a condition of employment.
15.NON-SOLICITATION. During Officer’s employment with Umpqua or its affiliates and for a period of two years following termination of employment (the “Restriction Period”), Officer shall not solicit any customer of Umpqua or of any of its affiliates for services or products then provided by Umpqua or any of its affiliates. For purposes of this Section, “customers” are defined as (a) all customers serviced by Umpqua or any of Umpqua’s affiliates at any time within 12 months before termination of Officer’s employment, (b) all customers and potential customers whom Umpqua or any of Umpqua’s affiliates, with the knowledge or participation of Officer, actively solicited at any time within 12 months before termination of Officer’s employment, and (c) all successors, owners, directors, partners, and management personnel of the customers just described in (a) and (b).
16.NON-RAIDING OF EMPLOYEES. Officer recognizes that Umpqua’s workforce is a vital part of its business; therefore, Officer agrees that for the Restriction Period, Officer will not to directly or indirectly solicit any employee to leave his or her employment with Umpqua or any of Umpqua’s affiliates. This includes that Officer will not (a) disclose to any third party the names, backgrounds, or qualifications of any Umpqua or any of Umpqua affiliates’ employees or otherwise identify them as potential candidates for employment or (b) personally or through any other person approach, recruit, interview, or otherwise solicit employees of Umpqua or any of Umpqua’s affiliates to work for any other employer. For purposes of this Section 16, employees include all employees working for Umpqua or any of Umpqua’s affiliates at the time of termination of Officer’s employment.
17.CONFIDENTIAL INFORMATION. The parties acknowledge that in the course of Officer’s duties, Officer will have access to and become familiar with certain proprietary and confidential information of Umpqua and its affiliates not known by its actual or potential competitors. Officer acknowledges that such information constitutes valuable, special, and unique assets of Umpqua’s business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws. Officer agrees to hold in a fiduciary capacity and not use for Officer’s benefit, nor reveal, communicate, or divulge during the period of Officer’s employment with Umpqua or at any time thereafter, and in any manner whatsoever, any such data and confidential information of any kind, nature, or description concerning any matters affecting or relating to Umpqua’s business, its customers, or its services, including information developed by Officer, alone or with others, or entrusted to Umpqua by its customers or others, to any person, firm, entity, or company other than Umpqua or persons, firms, entities, or companies designated by Umpqua. Officer agrees that all memoranda, notes, records, papers, customer files, and other documents, and all copies thereof relating to Umpqua’s operations or business, or matters related to any of Umpqua’s customers, some of which may be prepared by Officer, and all objects associated therewith in any way obtained by Officer, shall be Umpqua’s property (“Umpqua Property”). Upon termination or at Umpqua’s request, Officer shall promptly return all Umpqua Property to Umpqua.

18.REASONABLENESS OF RESTRICTION PERIOD; EQUITABLE RELIEF. Officer agrees that Umpqua would not have entered into this Agreement but for the agreements and covenants contained in this Sections 14, 15, 16, and 17, and the agreements and covenants contained in Sections 14, 15, 16, and 17 are essential to protect the goodwill and the business of Umpqua. Officer acknowledges and agrees that the restrictive covenants in Sections 14, 15, 16, and 17 are fair and reasonable and are the result of negotiation between Umpqua and Officer (and Officer’s counsel, if Officer has sought the benefit of counsel). Officer further acknowledges and agrees that the covenants and obligations in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of the covenants and obligations will cause irreparable injury to Umpqua, for which adequate remedies are not available at law. Therefore, Officer agrees that Umpqua shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Officer from committing any violation of the covenants and obligations set forth in Sections 14, 15, 16, and 17 of this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies Umpqua may have at law or in equity. If Umpqua institutes an action to enforce the provisions hereof, Officer hereby waives the claim or defense that an adequate remedy at law is available, and Officer agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.
19.DISPUTE RESOLUTION.
19.1.    Arbitration. Except where such matters are deemed governed by ERISA and are the subject to Section 13 above, the parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by then-existing rules of arbitration procedure in Multnomah County Circuit Court except as set forth herein. Instead of filing of a civil complaint in Multnomah County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Multnomah County Circuit Court. If the parties are unable to agree on an arbitrator within ten days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 19.2). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys’ fees, costs, and expenses in accordance with Section 19.2. There shall be no right of review in court. The arbitrator’s award may be reduced to final judgment or decree in Multnomah County Circuit Court.
19.2.    Expenses/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.
19.3.    Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.
20.NOTICES. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is properly addressed. Unless otherwise changed in writing, notice shall be properly addressed to Officer if addressed to the address of Officer on Umpqua’s books and records at the time of mailing of such notice, and properly addressed to Umpqua if addressed to Umpqua Holdings Corporation, 1 S.W. Columbia Street, Suite 1200, Portland, Oregon 97258, Attention: Chief Executive Officer.
21.BENEFICIARIES.
21.1.    Beneficiary Designations. Officer shall designate a beneficiary by filing a written designation with Umpqua. Officer may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by Officer and received by Umpqua during Officer’s lifetime. Officer’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases Officer or if Officer names a spouse as beneficiary and the marriage is subsequently dissolved. If Officer dies without a valid beneficiary designation, all payments shall be made to Officer’s estate. If Officer dies after the right to receive a Severance Benefit or a Change in Control Benefit arises, but before such benefits are fully paid, the remaining benefits that would otherwise have been payable to Officer shall be paid to Officer’s designated beneficiary or, if there is no such designation, to Officer’s estate, or as otherwise required by applicable law.
21.2.    Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, Umpqua may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person or incapable person. Umpqua may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge Umpqua from all liability with respect to such benefit.
22.GENERAL PROVISIONS.
22.1.    Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by federal ERISA, as it relates to the Severance Benefit and

Change in Control Benefit as discussed in Section 13 above, and otherwise by the laws of the State of Oregon.
22.2.    Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.
22.3.    Survival Provision. If any benefits provided in Sections 9 or 10 of this Agreement are still owed, or claims pursuant to Section 13 are still pending, at the time of termination of this Agreement, this Agreement shall continue in force, with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The noncompetition, non‑solicitation, non-raiding, confidential information, and dispute resolution provisions of this Agreement (Sections 13 through 19) shall survive after termination of this Agreement and shall be enforceable regardless of any claim Officer may have against Umpqua.
22.4.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
22.5.    Entire Agreement. This Agreement constitutes the sole agreement of the parties regarding Officer’s benefits in the event of termination or Change in Control and together with Umpqua’s employee handbook governs the terms of Officer’s employment. Where there is a conflict between the employee handbook and this Agreement, the terms of this Agreement shall govern.
22.6.    Previous Agreements. This Agreement supersedes all prior oral and written agreements between Officer and Umpqua or any affiliates or representatives of Umpqua regarding the subject matters set forth herein.
22.7.    Waiver/Amendment. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach. This Agreement may only be amended by a writing signed by the parties.
22.8.    Assignment. Officer shall not assign or transfer any of Officer’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement. The rights and obligations of Umpqua under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Umpqua, regardless of the manner in which the successors or assigns succeed to the interests or assets of Umpqua. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Umpqua, by any merger, consolidation, or acquisition where Umpqua is not the surviving corporation, by any transfer of all or substantially all of Umpqua’s assets, or by any other change in Umpqua’s structure or the manner in which Umpqua’s business or assets are held. Officer’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.
23.ADVICE OF COUNSEL. Officer acknowledges that, in executing this Agreement, Officer has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

UMPQUA HOLDINGS CORPORATION

By:

OFFICER

Tory Nixon